Exhibit 10.4

ADOBE SYSTEMS INCORPORATED

EXECUTIVE ANNUAL INCENTIVE PLAN

FISCAL YEAR 2008

OBJECTIVES:

To drive growth and accountability, drive execution of long-term strategy and operating plan, motivate and inspire employees to contribute at peak performance.

PURPOSE:

As part of the total compensation program, Adobe has designed an Annual Incentive Plan for its 2008 fiscal year for certain executive officers. This Executive Annual Incentive Plan (“AIP”) operates under, and is part of, the Adobe Systems Incorporated Executive Cash Performance Bonus Plan, which has been approved by Adobe’s Board of Directors and stockholders.

ELIGIBILITY:

Executive officers of the Company who are employed (full time or part time) during the full eligibility period (fiscal year) and who are regular employees of Adobe at the end of the eligibility period, are eligible to participate in the AIP. If an executive officer is hired after the beginning of the AIP eligibility period and the Committee determines that such executive should be eligible to earn compensation under the AIP, the executive officer’s target bonus will be pro-rated based on the officer’s length of service in the AIP eligibility period  If the executive officer’s salary and/or AIP target bonus changes during the AIP eligibility period, the officer will be eligible for a pro-rated bonus under the AIP.  The pro-rated bonus will be based on the number of days in the AIP period with the former AIP target bonus/salary and the number of days in the AIP eligibility period with the new AIP target bonus/salary.  Except as provided in an applicable severance plan in the event of a change of control or an individual retention agreement with an executive, if the executive’s employment terminates before the end of the AIP eligibility period, the executive will not be eligible for a bonus payment, or any portion of a bonus payment.  If an executive is on a leave of absence for the entire AIP eligibility period, the executive is not eligible for an AIP bonus.  If a leave of absence is more than 4 months, the target bonus is pro-rated based on time worked during the AIP eligibility period; if the leave of absence is 4 months or less, the target bonus is not pro-rated.

EMPLOYEES COVERED BY INTERNAL REVENUE CODE SECTION 162(M):

Notwithstanding the foregoing eligibility provisions, to the extent it determines to be necessary or desirable to achieve full deductibility of bonus compensation awarded under the AIP, the Committee, in its sole discretion, (i) may exclude from participation under the AIP those individuals who are or who may likely be “covered employees” under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) whose employment in an eligible position commenced after the Committee established the Threshold Goal (described below), which generally will be a date not later than the 90th day of the AIP eligibility period, and (ii) may not pro-rate such individuals’ bonuses under the AIP to reflect increases in AIP target bonuses during the AIP eligibility period.

HOW THE AIP WORKS

INCENTIVE BONUS TARGET:

A target percentage of base pay is designated for each eligible participant.  Each participant’s incentive bonus target is then calculated as a percentage of annual base pay.  For example, a Senior Vice President whose target percentage is 60% and whose annual base pay is $400,000 would have an annual bonus target of $240,000 ($400,000 x 60%).

If the Threshold Goal (described below) has been attained, Adobe calculates how well the Company (Adobe Systems Incorporated, together with its group of subsidiary companies) has performed against its budgeted operating profit and revenue for the year.  The Company must achieve greater than 90% of its budgeted non-GAAP operating profit (adjusted to reflect additional operating profit from ending shippable backlog) and 95% of its budgeted non-GAAP revenue (including shippable backlog), each based on the annual consolidated budget approved by Adobe’s Board of Directors at the beginning of the fiscal year, in order for eligible executives to earn any bonus under the AIP.  If the Company attains less than either of those targets, eligible executives will receive no bonus under the AIP.

AIP THUS HAS FOUR COMPONENTS:

Threshold Goal, Corporate Result, Unit Multiplier and Individual Achievement

THRESHOLD GOAL:

The Committee established an objective, non-discretionary Company performance goal for the AIP eligibility period based on one of the criteria approved by the Company’s shareholders in 2006 (the “Threshold Goal”).  If the Company achieves the Threshold Goal, each executive who participates in the AIP is then eligible to earn a maximum bonus (“Maximum Award”) under the AIP equal to 200% of such executive’s annual bonus target, up to a maximum of $5 million.  Under the AIP for 2008, the Threshold Goal is a minimum of 90% achievement against the Company’s budgeted annual operating plan GAAP revenue.  No bonuses will be earned or payable under the AIP unless this Threshold Goal is achieved.  If this Threshold Goal is achieved, each executive’s bonus under the AIP  is then determined based on a formula that multiplies the executive’s annual bonus target  (1) by either the Corporate Result or the Unit Multiplier (the applicable percentage, which  in no event may exceed 200%  corresponding to the Maximum Award percentage, is described below) and  (2) by that executive’s Individual Achievement (which in no event may exceed 100%).  Thus, the actual bonus payable to an executive under the AIP may never exceed the Maximum Award, and the effect of the Corporate Result or the Unit Multiplier and the executive’s Individual Achievement potentially is to reduce the bonus earned as a result of the Company’s achievement of the Threshold Goal from the Maximum Award to the actual bonus payable.

CORPORATE RESULT:

In addition to establishing the Threshold Goal, the Committee established two additional corporate goals, which together form the “Corporate Result.” The Corporate Result is a percentage that is calculated under a matrix.  The Corporate Result measures Adobe’s achievement against its budgeted non-GAAP revenue target (adjusted to reflect shippable backlog), and Adobe’s achievement in containing costs, as determined by reference to its achievement against its budgeted non-GAAP operating profit target (adjusted to reflect additional operating profit from ending shippable backlog).

The Corporate Result percentage is zero, and each Executive’s Maximum Award is reduced to zero,  unless the Company achieves at least 90% of the its budgeted non-GAAP operating profit and 95% of its budgeted non-GAAP revenue.  If these minimum levels are achieved, the Corporate Result is 27%.  The maximum Corporate Result percentage is 200%, corresponding to the Maximum Award percentage.  The matrix used to calculate the actual Corporate Result is attached as Exhibit A.  The Corporate Result is used instead of the Unit Multiplier in the calculation of  the actual bonus payable under the AIP  if the Corporate Result determined under the matrix is less than or equal to 100%.

UNIT MULTIPLIER:

If the Corporate Result exceeds 100%, the Committee in consultation with the CEO determines an additional percentage (the “Unit Multiplier”) that expresses each business unit’s and functional unit’s contribution toward the Company’s success during the AIP eligibility period and that replaces the Corporate Result in calculating the actual bonus payable under the AIP.  The maximum Unit Multiplier is 200%, corresponding to the Maximum Award percentage, and the minimum Unit Multiplier is 100%.  The Unit Multiplier is determined as follows:

1.              The Committee in consultation with the CEO determines the product of (1) the Corporate Result and (2) the sum of the dollar value of all AIP participants’ target incentive bonuses (the “Aggregate Corporate Result” — expressed as a dollar amount).

2.              The Committee in consultation with the CEO allocates the Aggregate Corporate Result among each of Adobe’s business and functional units based on the relative contribution by each such business and functional unit to the Company’s success in the AIP eligibility period (such allocated amount, the “Unit Allocation”).

3.              For each unit, the Committee in consultation with the CEO then divides the Unit Allocation by the sum of the dollar value of the aggregate participant target bonuses within the particular unit.    The resulting percentage is the Unit Multiplier for that unit.

INDIVIDUAL ACHIEVEMENT:

The Committee in consultation with the CEO determines each participant’s individual achievement multiplier (expressed as a percentage not to exceed 100%, the “Individual Achievement”) based on that executive’s achievement of certain goals selected for such executive at the beginning of the AIP eligibility period from 3-5 categories of goals.  The categories are as follows:  Revenue (BUs); Product Roadmap (BUs only); Strategic Objectives; People Management; Expense Management.  The weighting of goals will be largely discretionary within fixed guidelines.  For business units, the Revenue, Product Roadmap, and Strategic Objectives must, in the aggregate, total 85%; People Management 10%; and Expense Management 5%.  For functional units and those business units with no Revenue or Product Roadmap component, 85% of Individual Achievement will be tied to one or more Strategic Objectives tied to the operating plan

ADMINISTRATION:

AIP bonuses are paid on an annual basis approximately 45-60 days after fiscal year-end.  A 5% reduction will be applied to the AIP bonus otherwise earned by any executive who fails to meet the annual performance appraisal submission deadline.  Participation in the AIP is at the discretion of the Committee, in consultation with Company management.  The Company reserves the right to interpret and to make changes to or withdraw the AIP at any time, subject to applicable legal requirements.  All terms and conditions of the AIP are subject to compliance with applicable law.

Threshold Goal

IF ACTUAL GAAP REVENUE EQUALS OR EXCEEDS 90%, EACH PARTICIPANT IS ELIGIBLE FOR A MAXIMUM AWARD OF 200% OF ANNUAL BONUS TARGET.

If Corporate Result is less than or equal to 100%

ANNUAL BONUS TARGET X CORPORATE RESULT X INDIVIDUAL ACHIEVEMENT = BONUS

If Corporate Result exceeds 100%

ANNUAL BONUS TARGET X UNIT MULTIPLIER X INDIVIDUAL ACHIEVEMENT = BONUS

Example (SVP)	Corporate Results Exceeds 100%	Corporate Result Less than or Equal to 100%
Annual Target	$240,000	$240,000
Threshold Goal (% of AOP Revenue)	100% of AOP Revenue	95% of AOP Revenue
Corporate Result (per matrix)	110%*	70%
Unit Multiplier	102%	n/a
Individual Achievement	100%	90%
Bonus Calculation Example	$240,000 x 102% (Unit Mult.) x 100% (Ind.)= $244,800	$240,000 x 70% (Corporate Result) x 90% (Ind.) = $151,200

*Does not apply because Unit Multiplier is in effect in this example.

EXHIBIT A

	125%	200%	200%	200%	200%	200%	200%	200%	200%	200%	200%	200%	200%	200%	200%	200%	200%
	124%	197%	200%	200%	200%	200%	200%	200%	200%	200%	200%	200%	200%	200%	200%	200%	200%
	123%	192%	196%	200%	200%	200%	200%	200%	200%	200%	200%	200%	200%	200%	200%	200%	200%
	122%	187%	191%	196%	200%	200%	200%	200%	200%	200%	200%	200%	200%	200%	200%	200%	200%
	121%	182%	186%	191%	196%	200%	200%	200%	200%	200%	200%	200%	200%	200%	200%	200%	200%
	120%	177%	181%	186%	191%	195%	200%	200%	200%	200%	200%	200%	200%	200%	200%	200%	200%
	119%	172%	176%	181%	186%	190%	195%	200%	200%	200%	200%	200%	200%	200%	200%	200%	200%
	118%	167%	171%	176%	181%	185%	190%	195%	200%	200%	200%	200%	200%	200%	200%	200%	200%
	117%	162%	166%	171%	176%	180%	185%	190%	195%	200%	200%	200%	200%	200%	200%	200%	200%
	116%	157%	161%	166%	171%	175%	180%	185%	190%	195%	200%	200%	200%	200%	200%	200%	200%
	115%	152%	156%	161%	166%	170%	175%	180%	185%	190%	195%	200%	200%	200%	200%	200%	200%
	114%	147%	151%	156%	161%	165%	170%	175%	180%	185%	190%	195%	200%	200%	200%	200%	200%
	113%	142%	146%	151%	156%	160%	165%	170%	175%	180%	185%	190%	195%	200%	200%	200%	200%
	112%	137%	141%	146%	151%	155%	160%	165%	170%	175%	180%	185%	190%	195%	200%	200%	200%
	111%	132%	136%	141%	146%	150%	155%	160%	165%	170%	175%	180%	185%	190%	195%	200%	200%
	110%	127%	131%	136%	141%	145%	150%	155%	160%	165%	170%	175%	180%	185%	190%	195%	200%
	109%	122%	126%	131%	136%	140%	145%	150%	155%	160%	165%	170%	175%	180%	185%	190%	195%
	108%	117%	121%	126%	131%	135%	140%	145%	150%	155%	160%	165%	170%	175%	180%	185%	190%
	107%	112%	116%	121%	126%	130%	135%	140%	145%	150%	155%	160%	165%	170%	175%	180%	185%
	106%	107%	111%	116%	121%	125%	130%	135%	140%	145%	150%	155%	160%	165%	170%	175%	180%
Operating Profit	105%	102%	106%	111%	116%	120%	125%	130%	135%	140%	145%	150%	155%	160%	165%	170%	175%
	104%	97%	101%	106%	111%	115%	120%	125%	130%	135%	140%	145%	150%	155%	160%	165%	170%
	103%	92%	96%	101%	106%	110%	115%	120%	125%	130%	135%	140%	145%	150%	155%	160%	165%
	102%	87%	91%	96%	101%	105%	110%	115%	120%	125%	130%	135%	140%	145%	150%	155%	160%
	101%	82%	86%	91%	96%	100%	105%	110%	115%	120%	125%	130%	135%	140%	145%	150%	155%
	100%	77%	81%	86%	91%	95%	100%	105%	110%	115%	120%	125%	130%	135%	140%	145%	150%
	99%	72%	76%	81%	86%	90%	95%	100%	105%	110%	115%	120%	125%	130%	135%	140%	145%
	98%	67%	71%	76%	81%	85%	90%	95%	100%	105%	110%	115%	120%	125%	130%	135%	140%
	97%	62%	66%	71%	76%	80%	85%	90%	95%	100%	105%	110%	115%	120%	125%	130%	135%
	96%	57%	61%	66%	71%	75%	80%	85%	90%	95%	100%	105%	110%	115%	120%	125%	130%
	95%	52%	56%	61%	66%	70%	75%	80%	85%	90%	95%	100%	105%	110%	115%	120%	125%
	94%	47%	51%	56%	61%	65%	70%	75%	80%	85%	90%	95%	100%	105%	110%	115%	120%
	93%	42%	46%	51%	56%	60%	65%	70%	75%	80%	85%	90%	95%	100%	105%	110%	115%
	92%	37%	41%	46%	51%	55%	60%	65%	70%	75%	80%	85%	90%	95%	100%	105%	110%
	91%	32%	36%	41%	46%	50%	55%	60%	65%	70%	75%	80%	85%	90%	95%	100%	105%
	90%	27%	31%	36%	41%	45%	50%	55%	60%	65%	70%	75%	80%	85%	90%	95%	100%
		95%	96%	97%	98%	99%	100%	101%	102%	103%	104%	105%	106%	107%	108%	109%	110%
	Revenue Achievement